Exhibit 21.1
Direct and Indirect Subsidiaries of AgFeed Industries, Inc.*

NAME OF SUBSIDIARY	PERCENT OWNERSHIP

Nanchang Best Animal Husbandry Co., Ltd.	100
Shanghai Best Animal Husbandry Co., Ltd.	100
Guangzxi Huijie Sci. & Tech. Feed Co., Ltd.	100
Shandong AgFeed Agribusiness Co., Ltd.	100
Hainan HopeJia Feed Co., Ltd.	100
Lushan Breeder Pig Farm Co., Ltd.	90
Jiangxi Best Swine Development Co.	100
Wannian Xiandai Animal Husbandry Limited Liability Co.	100
Jiangxi Huyun Livestock Co., Ltd.	70
Ganzhou Green Animal Husbandry Develop. Co., Ltd.	60
Gang Feng Animal Husbandry Co., Ltd.	100
Yichun Tianpeng Domestic Livestock Farm, Ltd.	55
Zhejiang Pinghu Yongxin Hog Farm	100
Shanghai Fengxian Hog Farm	100
Shanghai Tuanxi Hog Farm	100
Shanghai Senrong Hog Farm	100
Fujian Xiamen Muxin Hog Farm	100
Xiamen Yuanshengtai Food Co., Ltd.	100
Jiangxi Zhiliang Hog Farm	100
Shanghai WeiSheng Hog Raising Co., Ltd.	100
Nanping Minkang Hog Farm	100
Guangdong Lianjiang Xinfa Hog Farm	100
Guangxi Nanning Wanghua Hog Farm	100
Guangxi Linxing Hog Farm	100
Nanning Shunhua Hog Farm Co., Ltd.	100
Nanning Shunan Hog Farm Co., Ltd.	100
Guangxi Guigang Gangda Hog Farm	100
Guangxi Gangxuan Hog Farm Co., Ltd.	100
Guangxi Xingye Guihong Hog Farm	100
Hainan Haikou Meilan Hog Farm	100
Hainan Haikou Wohao Hog Farm	100
Guangxi Guilin Fuzhi Hog Farm	100
Fujian Jianhua Hog Farm	100
Fujian Fengxiang Agribusiness Co., Ltd.	100
Nanping Kangda Animal Husbandry Co., Ltd.	100
Fujian Jianxi Breeder Hog Farm Co., Ltd.	100

*  All subsidiaries are organized and existing under the laws of the People's Republic of China